Exhibit 99.1

EARTHLINK AND COVAD

ANNOUNCE ADDITIONAL MARKETS FOR INNOVATIVE BUNDLE OF
VOICE SERVICES AND HIGH-SPEED INTERNET

EarthLink Investment to Bring Voice and High-Speed Bundle to 8 Additional Cities

San Jose, Calif., and Atlanta (March 16, 2006) – Covad (AMEX: DVW), a leading national provider of integrated voice and data communications, and EarthLink (Nasdaq: ELNK), the nation’s next generation Internet service provider, today announced expanded Voice over IP (VoIP) market availability that will give EarthLink the ability to offer customers low-cost phone services bundled with high-speed Internet access in eight additional cities. EarthLink has agreed to provide Covad with $50 million in debt and equity financing to fund additional network build-outs that will bring Covad’s line-powered voice access to Atlanta, Chicago, Los Angeles, Miami, New York City, Philadelphia, San Diego, and Washington, D.C.  Already, EarthLink provides DSL and Home Phone Service in Dallas, TX, San Francisco and San Jose, CA, and Seattle, WA.

Made possible through Covad’s line-powered voice access, EarthLink DSL and Home Phone Service provides an alternative to the local phone companies. Customers can sign up for a bundle of local and long distance phone service and high-speed Internet access using their existing phones, wiring and computer equipment. Like traditional phone service, EarthLink’s voice services will operate during a power outage, support enhanced 911 calling and offer custom calling features.

“With our Internet voice initiatives, we are reshaping our position in the marketplace and redefining what it means to be an ISP,” said Garry Betty, EarthLink’s president and chief executive officer. “EarthLink DSL and Home Phone Service strengthens our role as a ‘Total Communications Company’ by delivering one of the industry’s most comprehensive portfolios of voice and data products to meet our subscribers’ growing communications needs.”

“This agreement demonstrates the success of our strategy to target the residential market through strategic partnerships,” said Charles Hoffman, president and CEO of Covad Communications.  “By strengthening our relationship, Covad and EarthLink are better able to provide a consumer VoIP service that far exceeds the competition in both voice quality and features.”

Covad’s line-powered voice access marries the “last mile” of traditional telephone copper wiring with EarthLink’s advanced VoIP features by taking advantage of the next-generation Digital Subscriber Line Access Multiplexer (DSLAM) technology that will enable Covad to offer higher-speed broadband access (ADSL 2+, G.SHDSL) and new business-class services such as metro Ethernet and bonded T1.

EarthLink customers will enjoy high quality service because their calls will be delivered over Covad’s and EarthLink’s managed national networks rather than the public

Internet.  Subscribers will also receive EarthLink’s award-winning customer service and Internet tools and services like spamBlocker, VirusBlockerTM and Spyware BlockerTM.

In exchange for EarthLink’s new financing for Covad, EarthLink will receive $10 million in common stock and $40 million in convertible debt, due in 2011. Additional details on the investment will be disclosed by Covad and EarthLink in Form 8Ks to be filed with the Securities and Exchange Commission. This investment is subject to customary closing conditions. The closing is expected to occur before March 31, 2006.

About Covad

Covad is a leading nationwide provider of broadband voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. Serving over five million subscribers, EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

Covad and EarthLink Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the expected features, performance and customer acceptance of the line powered voice service. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the companies’ control that could cause actual results to differ materially from such statements. These risk factors include the ability to deploy line powered voice service in a timely manner, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, and uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see the companies’ filings with the Securities and Exchange Commission.  Covad and EarthLink disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of the companies.